Exhibit 99.1

Thumzup® Announces $10 Million Share Repurchase Program

Board of directors approves $10 million share buyback program through December 31, 2026

Completes initial $1 million share repurchase of its common stock

Strengthens Digital Asset Treasury with 19.106 Bitcoins and approximately 7.5 million Dogecoins

Los Angeles, CA – September 24, 2025 - Thumzup Media Corporation (“Thumzup” or the “Company”) (Nasdaq: TZUP), a digital asset accumulator and advertising industry disruptor, today announced that its board of directors has approved a $10 million share repurchase program through December 31, 2026 which is in addition to its previously announced $1 million share buyback program which was completed in September 2025.

As of September, 19, 2025, Thumzup had repurchased 212,432 shares of its common stock for approximately $1 million at a weighted average price of $4.71 per share.

“Our decision to implement a $10 million share repurchase program reflects confidence in Thumzup’s long-term strategy and our commitment to delivering value to shareholders,” said Robert Steele, Chief Executive Officer of Thumzup. “We believe our balanced approach, combining strategic accumulation of digital assets with investment in its underlying infrastructure, positions us well for sustained growth.”

Thumzup also highlighted progress in its digital asset treasury strategy. The Company currently holds 19.106 Bitcoins and approximately 7.5 million Dogecoins. In addition, as previously announced, it has signed definitive agreements to acquire DogeHash Technologies, Inc. (“DogeHash”), a dogecoin mining operation with 2,500 rigs in place and another 1,000 scheduled for delivery later this year. As previously indicated, the acquisition is subject to shareholder approval and customary closing conditions.

If completed, the DogeHash acquisition would expand Thumzup’s presence in cryptocurrency mining and treasury management.

About Thumzup®

Thumzup Media Corporation is pioneering a new era of digital marketing and financial innovation. In parallel with the growth of its AdTech platform, Thumzup’s Board of Directors has authorized the Company to strategically expand its treasury strategy to include leading cryptocurrencies, such as Bitcoin, Dogecoin, Litecoin, Solana, Ripple, Ether, and USD Coin, reinforcing the Company’s commitment to financial agility and innovation.

Legal Disclaimer

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, plans and expectations with respect to our share repurchase program, our expectation that we will successfully consummate the acquisition of DogeHash, adverse changes in the crypto market including federal legislation and adverse regulations, our strategic direction and growth prospects, and our business, financial position and our potential growth and planned expansion. These statements are identified by the use of the words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although the Company believes that its plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, it can give no assurances that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties, some of which are beyond our control, and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the Company’s Annual Report on Form 10-K and other filings with the SEC. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Additional Information About the Acquisition and Where To Find It

Thumzup intends to file with the SEC a proxy statement in connection with the proposed acquisition of DogeHash and will mail a definitive proxy statement and other relevant documents to Thumzup’s stockholders. The closing of the acquisition is conditioned upon the Company obtaining the required stockholder approvals, Nasdaq approval, receipt of a fairness opinion by the Company and customary closing conditions.

Thunzup’s stockholders and other interested persons are advised to read, when available, the proxy statement and the other relevant documents filed with the SEC in connection with Thumzup’s solicitation of proxies for its stockholders’ special meeting to be held to approve the Dogehash transaction because the proxy statement will contain important information about Thumzup, DogeHash and the transactions contemplated thereby. The definitive proxy statement will be mailed to stockholders of Thumzup as of a record date to be established for voting on the transactions. Investors may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by Thumzup with the SEC at the SEC’s website at www.sec.gov. Stockholders of Thumzup will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Thumzup Media Corporation, 10557-B Jefferson Blvd, Culver City, CA, Attention: Investor Relations.

Participants in the Solicitation Legend

Thumzup, DogeHash, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Thumzup and DogeHash in connection with the proposed transaction. Information about the directors and executive officers of Thumzup is set forth in its Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 30, 2025. Additional information regarding the participants in the proxy solicitation, including TZUP and DogeHash directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC regarding the acquisition when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to Thumzup as described above under “Additional Information About the Acquisition and Where to Find It.”

Company Contact

Thumzup Investor Relations

investors@thumzupmedia.com

800-403-6150

Media Contact

Jessica Starman

media@thumzupmedia.com